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                          LEASE MODIFICATION AGREEMENT


LANDLORD: LakeCentre Plaza Ltd., LLLP

TENANT:   New Frontier Media, Inc.


LEASE: That certain Lease Agreement between Landlord and Tenant dated August 12, 1998, and Lease Modification Agreement dated January 9, 1999, for the premises known as 5435 Airport Blvd., Suite 100, Boulder, Colorado 80301.

In consideration of the covenants, terms, conditions, agreements and payments as herein set forth, Landlord and Tenant hereby enter into the following:


CURRENT LEASE EXPIRATION:  OCTOBER 1, 2003

NEW LEASE EXPIRATION:  OCTOBER 1, 2013


NEW BASE MONTHLY RENT DURING LEASE TERM:



    For Period Starting:                    To Period Ending:          A Base Monthly rent of:
    --------------------                    -----------------          ----------------------

      October 1, 2003                         October 1, 2004           $16,520
      October 1, 2004                         October 1, 2005           $17,181
      October 1, 2005                         October 1, 2006           $17,868
      October 1, 2006                         October 1, 2007           $18,583
      October 1, 2007                         October 1, 2008           $19,326
      October 1, 2008                         October 1, 2009           $20,099
      October 1, 2009                         October 1, 2010           $20,903
      October 1, 2010                         October 1, 2011           $21,739
      October 1, 2011                         October 1, 2012           $22,609
      October 1, 2013                         October 1, 2013           $23,513


ADDITIONAL TERMS AND CONDITIONS: See EXHIBIT "B".


TERMINATION DATE OF AMENDMENT OFFER: This Agreement offer expires July 31, 2003 if not executed by tenant and delivered to this office.


OTHER TERMS AND CONDITIONS: All other terms and conditions of the above referenced Lease dated August 12, 1998, and Lease Modification Agreement dated January 9, 1999, for the premises known as 5435 Airport Blvd., Suite 100, Boulder, Colorado, shall remain the same except as modified herein.


LANDLORD:                                          TENANT:
------------------                                 ------
LakeCentre Plaza Ltd., LLLP                        New Frontier Media, Inc.




/s/ William Reynolds                             /s/ Karyn Miller
-------------------------------                  -----------------------------
BY: William W. Reynolds, Partner                 BY: Karyn Miller



Dated this 30 day of July 2003.

EXHIBIT "B" TO LEASE MODIFICATION AGREEMENT DATED JULY _____, 2003, BETWEEN LAKECENTRE PLAZA LTD., LLLP, AS LANDLORD, AND NEW FRONTIER MEDIA, INC., AS TENANT.


         1. Landlord's Construction Obligations. Landlord agrees to upgrade, at its sole cost and expense, the current electrical transformer servicing the Leased Premises from 300 KVA to 500 KVA. Landlord shall commence efforts to procure the new transformer upon execution of this Lease Modification Agreement and shall cause same to be installed promptly following delivery, at Landlord's cost and expense.

         2. Tenant Improvement Allowance. Landlord shall provide to Tenant a $500,000.00 allowance for installation of Tenant Improvements (as defined below). Such allowance shall be funded in installments (not more than one per calendar month), payable thirty (30) business days following submittal of invoices to Landlord reflecting the extent of Tenant Improvements completed, lien waivers for same, and such other evidence as Landlord may reasonably request to evidence the extent of, and payment for, the Tenant Improvements completed. Tenant acknowledges that the anticipated cost of Tenant Improvements will exceed $500,000.00, and that Tenant shall be solely responsible for all costs and expenses of completing Tenant Improvements in excess of $500,000.00, and Tenant covenants and agrees to timely pay all such excess amounts and to provide to Landlord lien waivers showing payment of all such excess amounts.

         3. Tenant Improvements. The parties acknowledge and agree that Tenant has elected to engage its own Contractor(s) and arrange for construction and installation of Tenant Improvements on Tenant's behalf. "Tenant Improvements" shall mean all interior walls, partitions, doors, wall coverings, lighting fixtures, electrical fixtures, outlets and switches, outlets, dropped ceilings, floor and window coverings, plumbing fixtures and any and all other items that Tenant desires to have installed in the interior of the Leased Premises (including, without limitation, all consultant fees and other soft costs associated with design and delivery of such improvements).

         In addition, Tenant shall upgrade the existing electrical transformer servicing the Leased Premises from 300 KVA to 500 KVA, or install a new transformer. Tenant shall provide not less than seven (7) days advance written notice of its intent to install such transformer to Landlord, and to existing tenants located at 5435 Airport Boulevard and 5445 Airport Boulevard. Tenant acknowledges that the electrical service to such other tenants shares the use of existing transformer. Tenant shall therefore take such action as is necessary during the course of installing the new transformer to provide uninterrupted utility service to such other tenants, including, if necessary, providing an auxiliary source of electrical power.

         Landlord will provide Tenant a Rent Credit up to $8,000.00 for transformer upgrade, or installation of a new transformer. This Rent Credit will be applied after transformer upgrade or new install is completed and Tenant provides Landlord paid invoice(s) and Lien Waivers for such. Any costs above the $8,000.00 will be at Tenants sole cost and expense.

         Tenant agrees that all contracts with respect to the completion of Tenant Improvements will include provisions whereby the Contractor, for itself and its subcontractors, and the subcontractors of each of them, and for all parties acting through or under each of them will (i) covenant and agree that no mechanic's liens will be filed by it or any of them against the Leased Premises or the Building for or on account of any work done or material furnished by said Contractor or subcontractors and all parties acting through or under any of them in connection with the Tenant Improvements, and (ii) specifically waive and relinquish the right to have, file and maintain any mechanic's liens or claim against the Leased Premises or the Building (provided that such parties need not waive the right to lien the Tenant Improvements to the extent that same can be severed from the Leased Premises without harm or damage to the Leased Premises). Any such contract shall also provide that all subcontracts with subcontractors and materialmen must contain waiver of lien provisions similar to those required to be contained in any contract to be executed by Tenant with a Contractor. Said contract shall also contain language to the effect that said waiver clause is for the benefit of the Landlord. Any contract pertaining to Tenant Improvements which does not contain the provisions set forth above, shall be deemed void and of no force and effect.

         Notice is furthermore hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to the Tenant with regard to Tenant Improvements, and that no mechanic's or other lien for any such labor or materials shall attach to or affect the reversion or any other estate or interest of the Landlord in and to the Leased Premises. Subject only to paragraph 2, above, any and all Tenant Improvement shall be the responsibility and at the cost of Tenant. Tenant agrees to pay or cause to be paid promptly all bills and charges for any material, labor or otherwise in connection with or arising out of any Tenant Improvements, and Tenant agrees to hold Landlord free and harmless against all liens and claims of liens for labor and materials, or either of them, filed against the Leased Premises, or any part thereof, and against any expense or liability in connection therewith. Tenant shall, however, have the right to contest any mechanic's liens or claims of such liens filed against the Leased Premises, provided Tenant shall diligently prosecute any such contest and at all times effectively stay or prevent any sale of the Leased Premises under execution or otherwise and pay or otherwise satisfy any final judgment judging or enforcing such contested lien and thereafter procure record of satisfaction or release thereof. Landlord shall also retain the right, but shall not have an obligation, to post the Leased Premises or take such other action as is then permitted by law to protect Landlord and the Leased Premises against mechanic's liens.

         Tenant shall be responsible for obtaining any and all necessary permits or licenses required in connection with the Tenant Improvements and shall complete all Tenant Improvements with reasonable diligence and in a good and workmanlike manner.

         4. Plans. Tenant shall engage and pay for the services of an architect, contractor or contractors to prepare a space layout, working drawings and specifications for all Tenant Improvements. Tenant shall devote such time in consultation with the architect and/or contractors as shall be necessary to enable the architects and/or contractors to develop complete working drawings and specifications for the construction of the Tenant Improvements, showing thereon partitions, doors, electrical and telephone outlets, light fixture locations, wall finishes, floor coverings and special requirements ("Plans"). Tenant hereby acknowledges and agrees that it shall ensure that the Plans comply with all applicable laws, including, ordinances, orders, rules, regulations and requirements of all governmental authorities having jurisdiction thereof, including, but not limited to, ADA requirements.

         5. Landlord's Approval. Tenant shall submit to Landlord complete and final Plans for the Tenant Improvements within sixty (60) days of Tenant's execution of this Lease Modification Agreement. The Plans shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord should disapprove such Plans, Landlord shall specify to Tenant the reasons for its disapproval and Tenant shall cause the same to be revised to meet Landlord's objections and shall resubmit the same to Landlord, as so revised for approval. If any governmental authority requires a change or addition to the Plans, as previously approved by Landlord, Tenant shall cause such government required modifications to be made to the Plans and shall resubmit the same to Landlord for its concurrence therewith.

         6. Contractors. Tenant shall submit to Landlord the names of the architect, general contractor and the electrical, ventilation, plumbing and heating subcontractors (hereinafter collectively "Contractors") for Landlord's approval, which approval shall not be unreasonably withheld or delayed. If Landlord shall reject any Contractors, Tenant shall choose other Contractors.

         7. Tenant's Construction of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements within thirty (30) days of receiving building permits from the City of Boulder. Subject only to paragraph 2, above, Tenant shall promptly pay any and all costs and expenses in connection with or arising out of the performance of Tenant's construction of the Tenant Improvements (including the costs of permits therefore) and shall furnish to Landlord evidence of such payment upon request. Upon completion of the Tenant Improvements, Tenant shall deliver to Landlord a release and waiver of lien executed by all of the Tenant's Contractors (including any architect or other design or engineer professional used in the preparation of the Plans) and each and every subcontractor and materialman concerned with the Tenant Improvements.

         Tenant shall indemnify, defend (with counsel satisfactory to Landlord) and hold Landlord harmless from and against any and all suits, claims, actions, loss, cost or expense (including claims for workers' compensation, attorneys' fees and costs) based on personal injury or property damage caused in, or contract claims (including, but not limited to, claims for breach of warranty) arising from the construction of the Tenant's Improvements. Tenant shall repair or replace (or, at Landlord's election, reimburse Landlord for the cost of repairing or replacing) any portion of the Leased Premises or Building or item of Landlord's equipment or any of Landlord's real or personal property damaged, lost or destroyed in the construction of the Tenant Improvements.

         Tenant and Tenant's Contractors shall obtain and provide Landlord with certificates evidencing Workers' Compensation, public liability and property damage insurance in amounts and forms and with companies satisfactory to Landlord. Tenant's agreement with its Contractors shall require such Contractors to provide daily clean up of the Building to the extent such clean up is necessitated by the construction of the Tenant Improvements.

         Tenant shall notify Landlord at least five (5) days prior to the commencement of construction of any Tenant Improvements and permit Landlord to post on the Leased Premises such notices of nonresponsibility as may be required or otherwise available to Landlord.

         8. Changes. Tenant may request reasonable changes in the Plans; provided, however, that (a) no material change shall be made to the Plans without Landlord's prior written approval, which approval shall not be unreasonably withheld or delayed; (b) no such request shall effect any structural change in the Building or otherwise render the Leased Premises or building in violation of applicable laws; (c) Tenant shall pay any additional costs required to implement such change, including, without limitation, loss of rents, architecture and other consultant fees, increases in construction costs and other charges payable hereunder caused by such delay; and (d) such requests shall constitute an agreement by Tenant to any delay in completion caused by Landlord's reviewing, processing and implementing such change. If Tenant requests or causes any change, addition or deletion to the Leased Premises to be necessary after approval of the Plans, a request for the change shall be submitted to Landlord's Representative, accompanied by revised plans, all at Tenant's sole expense. Tenant acknowledges that any Contractors engaged by Tenant are not the Landlord's agent and have no authority to enter into agreements on Landlord's behalf or otherwise bind Landlord.

         9. Tenant's Representative. Tenant has designated ______________as the Tenant's Representative, to be its sole representative with respect to the matters set forth in this Lease Modification Agreement, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Lease Modification Agreement. Tenant shall not change the Tenant's Representative without notice to and the prior approval of Landlord.

         10. Landlord's Representative. Landlord has designated Keith Fitzgerald as Landlord's Representative, to be its sole representative with respect to the matters set forth in this Lease Modification Agreement, who shall have full authority and responsibility to act on behalf of Landlord as required in this Lease Modification Agreement. Landlord shall not change Landlord's Representative without notice to Tenant.

         11. No Representations or Warranties. Notwithstanding anything to the contrary contained in the Lease or herein, Landlord's review of or participation in the preparation of the Plans, the cost estimates for the Tenant Improvements, if at all, shall not constitute any representation or warranty, express or implied, that (1) the Plans are in conformity with applicable governmental codes, regulations or rules, or (ii) the Tenant Improvements, if built in accordance with the Plans, will be suitable for Tenant's intended purpose. Tenant acknowledges and agrees that the Tenant Improvements are intended for use by Tenant and the specification and design requirements for such improvements are not within the special knowledge or experience of Landlord.

         12. HVAC Maintenance. The following terms and conditions shall be in effect beginning August 1, 2003, or, if after such date, the date that this Lease Modification Agreement is signed, and throughout the remaining term of the Lease. Section 15 of the Lease shall be amended to add the following:

         K. HVAC SYSTEMS. Tenant, at its sole cost and expense, agrees to maintain in good working order all of the HVAC unit systems, controls, and related systems for the Leased Premises. Tenant agrees to make all repairs, periodic servicing, and replacement to these HVAC units with a reputable licensed contractor. Tenant shall not hold Landlord liable for interruption of service, nor hold Landlord liable for damages incurred due to the interruption of service for these units. Tenant, upon receiving written request from Landlord, shall provide records of all maintenance contracts, repairs, and replacements on a yearly basis to Landlord.

         13. Section 16, Paragraph 1 of the Lease shall be amended as follows:

                  16. Common Area Maintenance. Tenant shall be responsible for Tenant's Prorata share of the total costs incurred for the operation, maintenance and repair of the Common Areas actually paid for by Landlord, including, but not limited to, the costs and expenses incurred for the operation, maintenance and repair of parking areas (including restriping and repaving); removal of snow; all utilities including water, gas, and electric for the building; janitorial for common areas and tenant occupied space; normal HVAC maintenance and elevator maintenance (if applicable); trash removal; security to protect and secure the Area; common entrances, exits, and lobbies of the Building; all common utilities, including water to maintain landscaping; replanting in order to maintain a smart appearance of landscape areas; supplies; depreciation on the machinery and equipment used in such operation, maintenance and repair; the cost of personnel to implement such services; the cost of maintaining in good working condition the HVAC system(s) for the Leased premises; the cost of maintaining in good working condition the elevator(s) for the Leased Premises, if applicable; and costs to cover Landlord's management fees paid for the management of the property. These costs shall be estimated on an annual basis by the Landlord and shall be adjusted upwards or downwards depending on the actual costs for the preceding twelve months. Tenant shall pay monthly, commencing with the first month of the Lease Term, as additional rent due under the terms hereof, a sum equal to Tenant's Prorata Share of the estimated costs for said twelve (12) month period, divided by 12. The estimated initial monthly costs are $ 1,244.00. Once each year the Landlord shall determine the actual costs of the foregoing expenses for the prior year and if the actual costs are greater than the estimated costs, the Tenant shall pay its Tenant's Prorata Share of the difference between the estimated costs and the actual costs to the Landlord with the next payment of Base Monthly Rent, or, if the actual costs are less than the estimated costs, the Landlord shall forthwith refund the amount of the Tenant's excess payment to the Tenant.